                                                                     EXHIBIT 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      NETPARTNERS INTERNET SOLUTIONS, INC.




Pursuant to Sections 242 and 245 of the Delaware General Corporation Law


NETPARTNERS INTERNET SOLUTIONS, INC., a Delaware corporation (the "Corporation") does hereby certify that;



FIRST: The present name of the Corporation is "NETPARTNERS INTERNET SOLUTIONS, INC.", which is the name under which the Corporation was originally incorporated. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April 16, 1998,



SECOND: The Amended and Restated Certificate of Incorporation (the "Certificate") attached hereto as Exhibit A amends and restates in its entirety the present Certificate of Incorporation of the Corporation. This Certificate has been duly adopted and approved by the Board of Directors of the Corporation and the stockholders of the Corporation in each case by unanimous written consent in lieu of a meeting thereof in accordance with the provisions of Sections 141 and 228 of the General Corporation Law of the State of Delaware.



THIRD: This Certificate shall become effective immediately upon its filing with the Secretary of State of Delaware.



FOURTH: Upon the filing with the Secretary of State of the State of Delaware of this Certificate, the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto.



IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorized officer this June 9, 1999.



                                      NETPARTNERS INTERNET SOLUTIONS, INC.


                                      By: /s/ John B. Carrington
                                          ---------------------------------
                                          Name:  John Carrington
                                          Title: President and Chief Executive
                                                 Officer

                                    EXHIBIT A


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      NETPARTNERS INTERNET SOLUTIONS, INC.



                                    ARTICLE I

                                      NAME


        The name of the corporation is NetPartners Internet Solutions, Inc. (the "Corporation").


                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT


        The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.


                                   ARTICLE III

                               OBJECT AND PURPOSES


        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").


                                   ARTICLE IV

                                  CAPITAL STOCK


        The Corporation shall be authorized to issue 25,739,340 shares of all classes, consisting of (a) 18,700,000 shares of Common Stock, $.01 par value (the "Common Stock"), (b) 7,038,340 shares of Preferred Stock, $.01 par value (the "Preferred Stock"), of which 3,705,000 shares shall



                                       1.

be designated as Series A Preferred Stock (the "Series A Preferred") and of which 3,333,340 shares shall be designated as Series B Preferred Stock (the "Series B Preferred"). The Series A Preferred and the Series B Preferred are hereinafter collectively referred to as the "Series Preferred."

        The Series Preferred shall have the following designations, preferences, and other rights:

        1. DIVIDENDS.

           (a) Holders of Series Preferred, in preference to the holders of any other stock of the Corporation ("Junior Stock"), shall receive dividends when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for that purpose, at the rate of 10% of the Original Issue Price, for each 12-month period (or portion thereof) commencing with the date such share was first issued by the Corporation (each such date, an "Original Issuance Date"). The "Original Issue Price" of the Series A Preferred shall be $1.62 and the "Original Issue Price" of the Series B Preferred shall be $3.00. Upon a Liquidation (as defined below) or a conversion pursuant to Section 2, 5 or 6 hereof, all declared and unpaid dividends shall be paid in accordance with
Section 3 hereof. If the assets of the Corporation shall be insufficient to pay the holders of Series Preferred the full declared and paid dividends to which they shall be entitled, holders of Series Preferred shall share on a pro rata basis in accordance with the total dividends that each such holder would have received had there been such sufficient assets. After payment of all declared and unpaid dividends owing to holders of Series Preferred, such holders shall not participate in dividends thereafter paid on the Common Stock.

           (b) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be



                                       2.

purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer) until a dividend (including the amount of any dividends paid pursuant to the Section 1(a) above) is paid with respect to all outstanding shares of Series Preferred in an amount for each such share of Series Preferred equal to or greater than the greater of: (x) the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series Preferred Stock could then be converted; or (y) the aggregate amount of such dividends for each share of Junior Stock receiving dividends. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation's Board of Directors.

        2. LIQUIDATION.

           (a) Upon a Liquidation (as defined below), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series Preferred shall be entitled to receive the applicable Preference Amount (as defined below) with respect to each share of Series Preferred, out of the remaining assets of the Corporation available for distribution to its stockholders, before any distribution shall be made to the holders of the Junior Stock.

           (b) After the payment of the full Preference Amount of the Series Preferred as set forth in Section 2(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Junior Stock.


                                       3.

           (c) If, upon any Liquidation, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series Preferred of the Preference Amount set forth in Section 2(a), then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

           (d) If, upon any Liquidation, the Corporation distributes property other than cash, such property's fair market value will be determined in good faith by the Board of Directors of the Corporation. Any securities shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability are covered by (ii) below:

                   (A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                   (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                   (C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount



                                       4.

from the market value determined as above in (i) (A), (8) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

        3. CERTAIN DEFINITIONS.

           (a) "Liquidation" means any Corporate Transaction (as defined in
Section 3(b)), any Qualified Corporate Transaction (as defined in Section 3(c)), or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.

           (b) "Corporate Transaction" means:

               (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred; or

               (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

           (c) "Qualified Corporate Transaction" means:

               (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than thirty percent (30%) of the Corporation's voting power



                                       5.

immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of seventy percent (70%) of the Corporation's voting power is transferred, that would produce a distribution to the Series B Preferred under Section 2 hereof, having a value of less than the Preference Amount of the Series 9 Preferred; or

               (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation that would produce a distribution to the Series B Preferred under Section 2 hereof, having a value of less than the Preference Amount of the Series 3 Preferred.

           (d) "Preference Amount" means:

               (i) with respect to any share of Series A Preferred, an amount equal to the sum of (x) the Original Issue Price of the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (y) all declared and unpaid dividends payable with respect to each share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) under Section 1 hereof, and (z) such share's pro rata portion of the remaining assets or proceeds calculated based upon the number of shares of Common Stock into which such shares are then convertible pursuant to
Section 5 hereof; provided, however, that to the extent that the sum of (x), (y) and (z) would exceed $6.00 per share, then, the Preference Amount of a share of Series A Preferred will be equal to $6.00; and

               (ii) with respect to any share of Series B Preferred, an amount equal to the sum of (x) the Original Issue Price of the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and (y) all declared and unpaid dividends payable with respect to each share of Series B Preferred (as


                                       6.

adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) under Section 1 hereof.

        4. VOTING RIGHTS.

           (a) In addition to the rights provided by law. or in paragraph (b) below, the holders of Series Preferred shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. Each share of Series Preferred shall entitle the holder thereof to such number of votes as shall equal the number of whole and fractional shares of Common Stock into which such share of Series Preferred is then convertible pursuant to Sections 5 and 6.

           (b) The Corporation shall not, without the affirmative consent or approval of the holders of a majority of the shares of Series Preferred then outstanding, voting separately as a class:

               (i) authorize any class or series of capital stock ranking senior to or pari passu with the Series Preferred;

               (ii) in any other manner alter or change the powers, preferences, or rights, or qualifications, limitations or restrictions thereof, of the shares of Series Preferred so as to affect them adversely;

               (iii) enter into any Corporate Transaction;

               (iv) enter into a Qualified Corporate Transaction; provided, however, that the majority consent or approval of the Series Preferred required under this Section 4(b) must include the affirmative consent or approval of the holders of at least 25% of the Series B



                                       7.

Preferred then outstanding who do not also beneficially own any shares of Series A Preferred at the time of such consent or approval;

               (v) increase above 4,000,000 the number of shares of Common Stock available for grant pursuant to any stock option plan;

               (vi) consummate any financings resulting in the issuance of equity securities; or

               (vii) effect any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal).

           (c) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California General Corporation Law "CGCL"). During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes,



                                       8.

all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

        5. OPTIONAL CONVERSION.

           (a) Upon the terms set forth in this Section, each holder of shares of each series of Series Preferred shall have the right, at such holder's option, at any time and from time to time, to convert any of such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of the "Original Issue Price" and the number of shares of the applicable series of Series Preferred being converted, by (ii) the Conversion Price (as defined below), as last adjusted and then in effect, by surrender of the certificates representing the shares of such series of Series Preferred to be converted. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series Preferred (the "Conversion Price") shall initially be the "Original Issue Price" of the applicable series of Series Preferred, in each case subject to adjustment as set forth in paragraph (d) below.

           (b) The holder of any shares of Series Preferred may exercise the conversion right pursuant to paragraph (a) above by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written



                                       9.

order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the applicable Conversion Price shall be that in effect on the Conversion Date, Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series Preferred surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series Preferred representing the unconverted portion of the certificate so surrendered.

           (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series Preferred. The number of full shares of Common Stork issuable upon conversion of Series Preferred shall be computed on the basis of the aggregate number of shares of Series Preferred to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series Preferred, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board of Directors of the Corporation and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.



                                      10.

           (d) The Conversion Price of each series of Series Preferred shrill be subject to adjustment from time to time as follows:

               (i) If the Corporation shall at any time or from time to time after the Original Issuance Date issue, or be deemed to issue, any shares of Common Stock other than Excluded Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to the issuance of such Common Stock, then the applicable Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                   (A) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such issuance, multiplied by the applicable Conversion Price in effort immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                   (B) the total number of shares of Common Stock outstanding immediately after the issuance of such Common Stock.

           (ii) For the purposes of any adjustment of the applicable Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

                   (A) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale hereof.

                   (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be



                                      11.

deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.

                   (C) In the case of the issuance of Options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

                       (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A), and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                       (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the



                                      12.

consideration in each case to bc determined in the manner provided in subdivision 3(A) and (B) above).

                       (3) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such securities. other than a change resulting from the antidilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                       (4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

               (iii) "Excluded Stock" means (1) 4,000,000 shares of Common Stock, and options therefor, reserved for issuance or grant under the 1998 Equity Incentive Plan of the Corporation; (2) shares of Common Stock issued upon conversion of shares of Series Preferred; (3) 250,000 shares of Common Stock reserved for issuance under the Common Stock Purchase



                                      13.

Warrant issued to Edelson IV, L.P.; and (4) shares of capital stock of the Corporation declared "Excluded Stock" by a majority of the holders of the Series Preferred.

               (iv) If, at any time after the applicable Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares, of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the applicable Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series Preferred shall be increased in proportion to such increase in outstanding shares.

               (v) If, at any time after the applicable Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the applicable Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series Preferred shall be decreased in proportion to such decrease in outstanding shares.

               (vi) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Series Preferred shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock



                                      14.

deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series Preferred would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

               (vii) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

               (viii) In any case in which the provisions of this paragraph (d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Series Preferred converted after such record date and before the occurrence of such event the shares of Capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph (c) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

           (e) When the Conversion Prices shall be adjusted as provided in paragraph (d), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its president, showing in detail the facts requiring such adjustment and the applicable Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Series Preferred at such holder's address




                                      15.

appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (f) below.

           (f) If the Corporation shall propose to take any action of the types described in clauses (iv), (v) or (vi) of paragraph (d) above, the Corporation shall give notice to each holder of shares of Series Preferred, in the manner set forth in paragraph (c) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take plate. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series Preferred. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

           (g) The Corporation shall reserve, and at all times from and after the date of the applicable Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series Preferred, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series Preferred.

           (h) At any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution



                                      16.

payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of shares of Series Preferred shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Series Preferred been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section with respect to the rights of such holder of shares of Series Preferred.

        6. MANDATORY CONVERSION.

           (a) Upon (i) the affirmative election of the holders of at least a majority in interest of the outstanding shares of the Series Preferred or (ii) the consummation of the first underwritten public offering of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, with (x) a price per share of not less than $6.00 (as adjusted for stock splits, dividends, recapitalizations and the like), and (y) aggregate gross proceeds of not less than $20,000,000 (a "Qualified Public Offering"), each share of Series Preferred then outstanding shall, by virtue of and simultaneously with such Qualified Public Offering, be deemed automatically converted into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the product of the applicable Original Issuance Price and the number of shares being converted, by (ii) the applicable Conversion Price, as last adjusted and then in effect.

           (b) As promptly as practicable after the date of consummation of any Qualified Public Offering and the delivery to the Corporation of the certificate, or certificates for



                                      17.

the shares of Series Preferred which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Series Preferred, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such Qualified Public Offering and on such date the shares of Series Preferred shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

           (c) The provisions set forth In Section 5(c) shall apply to the conversion of Series Preferred pursuant to this Section 6 in the same manner as they apply to the conversion of Series Preferred pursuant to Section 5.


                                    ARTICLE V

                                    DIRECTORS


        1. NUMBER.

           The number of directors of the Corporation shall be as is set forth in the by-laws of the Corporation.

        2. INDEMNIFICATION.

           (a) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law.

           (b) The Corporation is authorized to provide indemnification of agents (as provided in Section 145 of the General Corporation Law) for breach of duty to the Corporation



                                      18.

and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 145 of the General Corporation Law, subject to the limits on such excess indemnification set forth in Section 145 of the General Corporation Law. If, after the effective date of this Article, Delaware law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "Delaware law" shall to that extent be deemed to refer to Delaware law as go amended.

           (c) This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

           (d) The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares upon termination of employment or service as a consultant or director.

           (e) Any repeal or modification of the foregoing provisions of this
Article V by the stockholders of this Corporation shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such repeal or modification.




                                      19.

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION



        NetPartners Internet Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST, that the Board of Directors of NetPartners Internet Solutions, Inc., by the unanimous written consent of its members, adopted the following resolution:

                RESOLVED: That the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Article I so that, as amended, said Article shall be and read as follows.


                                   "ARTICLE I

                                      NAME


        The name of the Corporation is WebSENSE, Inc. (the "Corporation")."

        SECOND, that the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by a written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

        THIRD, that the aforesaid amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

        FOURTH, the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 16, 1998, amended and restated on May 20, 1998, and again amended and restated on June 10, 1999.

        IN WITNESS WHEREOF, NetPartners Internet Solutions, Inc. has caused this Certificate to be signed by Carrie Carlander its Secretary, a duly authorized officer, effective as of June 18, 1999.



                                            NETPARTNERS INTERNET SOLUTIONS,
                                            INC., a Delaware corporation



                                        By:  /s/ Carrie Carlander
                                             ---------------------------------
                                             Carrie Carlander, Secretary